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                                                                   EXHIBIT 11.16

                            AGREEMENT WITH CHAIRMAN
                            -----------------------


     This Agreement is made as of this 30th day of June 1999 between TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), and Jeffrey
E. Stiefler (the "Chairman").

                                   RECITALS
                                   --------

     WHEREAS, the Chairman and International Data Response Corporation ("IDRC") previously entered into an employment agreement dated July 1, 1996;

     WHEREAS, pursuant to the transactions contemplated by the Agreement and Plan of Merger among the Company, IDRC and certain stockholders of IDRC dated January 14, 1999, IDRC shall become a wholly-owned subsidiary of the Company; and

     WHEREAS, the Company desires to retain the Chairman, and the Chairman desires to provide services to the Company, upon the amended and restated terms and conditions hereinafter set forth.

                                  WITNESSETH:
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.   Engagement.
     ----------

     (a) During the term of the Chairman's engagement under this Agreement (the "Term"), the Chairman shall, for an average of one day per week during the Term, perform such duties consistent with such office as described in the Company's Bylaws and as are assigned by the Company's Board of Directors (the "Board"). The Chairman shall perform his duties at Company-provided office space located in Rancho Santa Fe, California.

     (b) Chairman represents to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature which would prohibit Chairman from executing this Agreement and performing fully his duties and responsibilities hereunder.

2.   Term.  The Term shall begin on the date hereof and, unless terminated
     ----
earlier pursuant to the terms of this Agreement, continue until June 30, 2001.

3.   Compensation for Employment.
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     (a)  The basic annual rate of compensation of the Chairman for his services to the Company during the first six months of the Term shall be $200,000 and thereafter shall be at the annual rate of $100,000 (such amounts are referred to herein as the "Salary"), which the Company shall pay to the Chairman in equal installments in accordance with the normal payroll policies of the Company.

     (b) The Chairman shall be eligible to receive annual bonuses (such amounts are referred to herein as the "Bonus") in such amounts as approved by the Compensation Committee of the Board of Directors.

     (c) On the date hereof, the Company shall grant Chairman a stock option (the "Stock Option") to purchase 250,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The Stock Option will vest in three equal amounts (each representing 33.33% of the shares underlying such option) on June 30, 2000, June 30, 2001 and June 30, 2002, be exercisable at a price par share equal to the fair market value on the date of grant. The Stock Option will include such terms as contained in the form of Grant Letter attached as "Exhibit A" hereto.

     (d) The Company shall provide the Chairman with the fringe benefits that were offered by IDRC to its employees on June 29, 1999, as specified on Exhibit "B" (the "Fringe Benefits"), until such time as the terms and conditions of the Fringe Benefits are changed by the Company. At such time as the terms and conditions of the Fringe Benefits offered to former IDRC employees prior to June 30, 1999 are changed by the Company, the Company shall provide the Chairman with fringe benefits that are equivalent to the fringe benefits provided to the senior executive officers of the Company.

4.   Termination Without Compensation.
     --------------------------------

     (a)  Total Disability.  If the Chairman becomes totally disabled (as
          ----------------
defined below), the Company may terminate the Term by notice to the Chairman, and as of the termination date, the Company shall have no further liability or obligation to the Chairman hereunder except as follows: the Chairman shall receive (i) unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination; and (ii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, including any such plans included in the Fringe Benefits. For the purposes hereof, the Chairman shall be deemed to be "totally disabled" if the Chairman is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute under this Section 4(a), the Chairman shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Chairman, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

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     (b)  Death.  If the Chairman dies, this Agreement shall terminate on the
          -----
date of death, and thereafter the Company shall not have any further liability or obligation to the Chairman, his executors, administrators, heirs, assigns or any other person claiming under or through his except that the Chairman's estate shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination.

     (c)  Cause.  The Company may terminate the Term for "cause" by giving the
          -----
Chairman 30 days' notice of the termination date, and as of the termination date, the Company shall not have any further liability or obligation to the Chairman, except that the Chairman shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination. For purposes of this Agreement, "cause" shall mean the Chairman's (i) breach (other than by reason of illness, injury or incapacity) of any of the material terms or provisions of this Agreement, (ii) the willful and substantial failure to comply fully with the lawful and reasonable directives of the Board, (iii) substantial and willful misconduct, (iv) material neglect of the Company's business, (v) conviction of a felony or other crime involving moral turpitude, (vi) misappropriation of funds, or (vii) habitual abuse of alcohol, narcotics or other controlled substances. In the case of a termination for "cause," the notice of termination shall specify the basis for the Company's determination of "cause"; provided, however, that in the case of conduct described in clauses
         --------  -------
(i), (ii), (iii) and (iv) above, such conduct shall not constitute "cause" for the purposes of this paragraph (c) unless (A) the Board shall have given the Chairman notice setting forth with specificity (1) the conduct deemed to constitute "cause," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time (not less than 5 days) within which the Chairman may take such remedial action, and (B) the Chairman shall not have taken such specified remedial action within such specified reasonable time.

     (d)  Resignation.  The Chairman shall have the right to terminate the Term
          -----------
at any time by giving the Company 60 days' notice of the termination date. Under such circumstances, the Company shall not have any further liability or obligation to the Chairman, except that the Chairman shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination, net of any liabilities that the Chairman may have to the Company.

5.   Termination With Compensation.  The Company shall have the right to
     -----------------------------
terminate the Term without cause at any time by giving the Chairman 30 days' notice of the termination date. In the event of a termination of the Term pursuant to this Section 5, the Company shall continue to pay to the Chairman the Salary and continue to provide the Fringe Benefits listed in paragraph (a) of Exhibit B hereto for a period ending one year after the date of any such termination. The Salary to be paid and the Fringe Benefits to be provided under this Section 5 are referred to herein as the "Termination Compensation." The Chairman shall not be entitled to any Termination Compensation unless the Chairman executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Chairman releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Chairman's right to indemnification, if any, for actions taken within the scope of his

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employment. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5 is to be provided in consideration for the above-specified release.

6.   Agreement Not to Compete.
     ------------------------

     (a) The Chairman covenants that for the period beginning on the termination of Chairman's employment hereunder and ending on the first anniversary of the date of such termination of employment hereunder, he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Company at any time during such period within any portion of the United States in the telemarketing or teleservices industry ("Business"). It is recognized by the Chairman and the Company that the Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Chairman as a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934.

     (b) The Chairman further covenants that for the period beginning on the termination of Chairman's employment hereunder and ending on the second anniversary of the date of such termination of employment hereunder, he will not, either directly or indirectly, (i) call on or solicit any person who or which has been a customer of the Company with respect to the activities prohibited by Section 6(a) or (ii) solicit the employment of any person who is employed by the Company during such period on a full or part-time basis.

     (c) The Chairman recognizes and acknowledges that by reason of his employment by the Company he will have access to Company Information (as defined in Section 8) relating to the Business. The Chairman acknowledges that such Company Information is a valuable and unique asset and covenants that he will not disclose any such Company Information after the date hereof to any person for any reason whatsoever, unless such information (i) is in the public domain through no wrongful act of Chairman, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or (iii) is required by law.

     (d)  The Chairman acknowledges that the restrictions contained in this
Section 6 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will result in irreparable injury to the Company.

     (e) The Chairman agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6,

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which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

7.   Inventions, Designs and Product Developments.  All inventions, innovations,
     --------------------------------------------
designs, ideas and product developments, developed or conceived by the Chairman, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Term or during his employment by the Company prior to the commencement of the Term and that relate to the actual or planned business activities of the Company (collectively, the "Developments") and all of the Chairman's right, title and interest therein, shall be the exclusive property of the Company. The Chairman hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. The Chairman shall disclose fully, as soon as practicable and in writing, all material and substantial Developments to the Board. At any time and from time to time, upon the request of the Company, the Chairman shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other reasonable acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Chairman for all reasonable expenses incurred by his in compliance with the provisions of this
Section 7.

8.   Confidential Information.
     ------------------------

     (a) The Chairman has had and will have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of the Chairman or which he is authorized to disclose, is referred to collectively as the "Company Information." During and after the Term, the Chairman shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company,
(ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner.

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     (b)  All Company Information developed, created or maintained by the
Chairman, alone or with others while employed by the Company, and all Company Information maintained by the Chairman thereafter, shall remain at all times the exclusive property of the Company. The Chairman shall return to the Company all Company Information, and reproductions thereof, whether prepared by his or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

9.   Remedies.  The Chairman expressly acknowledges that the remedy at law for
     --------
any breach of Sections 6, 7 and 8 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Chairman's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.

10.  General.
     -------

     (a)  Governing Law.  This Agreement is made and entered into in the
          -------------
Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth.

     (b)  Company.  For purposes of Sections 6, 7, 8 and 9, the term "Company"
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shall be deemed to include any incorporated or unincorporated entities that are controlled, directly or indirectly, by the Company through ownership, agreement or otherwise, and any such entity to which the Company assigns its rights hereunder.

     (c)  Binding Effect.  All of the terms and provisions of this Agreement
          --------------
shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Chairman hereunder are of a personal nature and shall not be assignable in whole or in part by the Chairman.

     (d)  Notices.  All notices required to be given under this Agreement shall
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be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

          TO CHAIRMAN:

               Mr. Jeffrey E. Stiefler
               17037 El Mirador
               P.O. Box 2689
               Rancho Santa Fe, CA 92067

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          TO THE COMPANY:

               443 S. Gulph Road
               King of Prussia, PA 19406
               Fax:  610-962-5109
               Attn: Chief Executive Officer

               With a copy to:

                    Morgan, Lewis & Bockius LLP
                    1701 Market Street
                    Philadelphia, PA 19103
                    Fax:  215-963-5299
                    Attn: Stephen M. Goodman, Esquire


     (e)  Entire Agreement; Modification.  This Agreement constitutes the entire
          ------------------------------
agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

     (f)  Duration.  Notwithstanding the termination of the Term and of the
          --------
Chairman's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

     (g)  Waiver.  No waiver of any breach of this Agreement shall be construed
          ------
to be a waiver as to succeeding breaches.

     (h)  Severability.  If any provision of this Agreement or application
          -------------
thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement as of the day and year first written above.

                              TELESPECTRUM WORLDWIDE INC.


                              By:__________________________________________
                                 Keith E. Alessi, Chairman, Chief Executive
                                  Officer and President


                              ______________________________________
                              JEFFREY E. STIEFLER

                                   EXHIBIT A

                             Form of Grant Letter

                                   EXHIBIT B

                                FRINGE BENEFITS
                                ---------------


     (a)  Health insurance

     (b)  Short-term and long-term disability

     (c)  Eligibility to participate in a 401(k) savings plan

     (d)  Term life insurance

     (e)  Eligibility to participate in a stock option plan

     (f) Reimbursement, in accordance with the Company's policies and upon receipt of proper documentation, of reasonable expenses for the monthly fee of a mobile telephone and for any business telephone calls made on the Chairman's personal telephone

     (g)  Paid holidays in accordance with the Company's policies

     (h) A monthly allowance of $2,500 for the reimbursement of all reasonable expenses incurred in commuting between Chairman's residence and the Company's offices, in accordance with the Company's policies and upon receipt of proper documentation of such expenses.

     (i) A monthly allowance of $2,500 for the rental and related expenses associated with the lease of local housing for the Chairman, in accordance with the Company's policies and upon receipt of proper documentation of such expenses.

     (j) A monthly automobile allowance of $1,200 in accordance with the Company's policies and upon receipt of proper documentation of such expenses.